Exhibit 10.1

EXECUTION VERSION

ASSIGNMENT AND ASSUMPTION AGREEMENT

BY AND AMONG

STRETCH & BEND HOLDINGS, LLC,

FIT FOR LIFE, LLC

AND, SOLELY FOR PURPOSES OF SECTION 8.9,

SEQUENTIAL BRANDS GROUP, INC.

DATED MAY 10, 2016

-i-

Table of Contents

(continued)

Annex A – Membership Interest Purchase Agreement

Annex B – Gaiam-FFL APA

Annex C – License Agreement

Exhibit A – Amended Lease Agreement

Schedule 1.1(a) – Hired Employees

Schedule 2.2(a) – Certain Assumed Contracts

Schedule 5.3(c) – Company Benefit Plans

-ii-

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of May 10, 2016, by and among:

Stretch & Bend Holdings, LLC, a Delaware limited liability company (“Assignor”);

Fit For Life, LLC, a Delaware limited liability company (“Assignee”); and

solely for purposes of Section 8.9, Sequential Brands Group, Inc., a Delaware corporation (“Parent”).

The parties above are hereinafter sometimes referred to, collectively, as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Assignor is has entered into that certain Membership Interest Purchase Agreement, dated as of the date hereof (the “MIPA”), by and among Assignor, Gaiam, Inc., a Colorado corporation (“Gaiam”), and Parent, a copy of which is attached hereto as Annex A;

WHEREAS, concurrently with the execution and delivery of this Agreement. Assignee has entered into that certain Asset Purchase Agreement, dated as of the date hereof (the “Gaiam-FFL APA”), by and between Assignee and Gaiam, a copy of which is attached hereto as Annex B;

WHEREAS, it is contemplated that, pursuant to the MIPA, Assignor would acquire the Brand Business (as defined in the MIPA), including, but not limited to, the Company Trademarks (as defined in the MIPA), which includes the “Gaiam” trademark, through the purchase of all of the equity interests of Gaiam Brand Holdco LLC, a Delaware limited liability company (“HoldCo”, together with HoldCo’s Subsidiaries, the “Brand Companies”);

WHEREAS, it is contemplated that, pursuant to the Gaiam-FFL APA, immediately prior to the closing of the transactions contemplated by the MIPA, Gaiam will transfer certain assets and liabilities of the Brand Companies to Assignee, as specified therein;

WHEREAS, concurrently with the execution and delivery of this Agreement. Assignor and Assignee have entered into that certain Licensing Agreement, dated as of the date hereof (the “License Agreement”), a copy of which is attached hereto as Annex C, pursuant to which, among other things, Assignor is licensing to Assignee the right to use certain of the Company Trademarks (as defined in the MIPA), including the “Gaiam” trademark, in accordance with terms and conditions set forth therein;

WHEREAS, contemporaneously with the closing of the transactions contemplated by the Gaiam-FFL APA, Gaiam and Assignee shall enter into that certain Third Amendment to and Assignment and Assumption of Lease, dated as of the Closing Date, in the form attached hereto as Exhibit A, pursuant to which, among other things, Assignee will lease from Gaiam the right to use certain existing office space of Gaiam in accordance with the terms and conditions set forth therein (the “Amended Lease Agreement”); and

WHEREAS, contingent upon the closing of the transactions contemplated by the Gaiam-FFL APA and the MIPA, and as an inducement to Assignor entering into the License Agreement, Assignor desires to assign to Assignee, and Assignee desires to accept and assume, certain assets and liabilities of the Brand Companies identified herein, on the terms and subject to the conditions set forth in this Agreement (the “Transaction”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and covenants herein contained, which are intended to be legally binding upon the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

DEFINITIONS

Section 1.1           Definitions. In addition to the terms defined elsewhere in this Agreement, when used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“Acquired Business” means the manufacture, distribution, marketing, sale and/or licensing of the Products (as defined in the License Agreement).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes hereof, the terms “control,” “under common control with” or “controlled by” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person or the power to veto major policy decisions of any such Person, whether through the ownership of equity securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, code, regulations, enacted, adopted, approved, promulgated, made, implemented or otherwise put into effect (and all judicial interpretations thereof), in each case as of the date of this Agreement, by any Governmental Entity that applies to such Person, its business and its properties.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and the rules and regulations promulgated thereunder. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Damages” of any Person means (i) any and all actual out-of-pocket claims, actions, causes of action, judgments, awards, Taxes, liabilities, losses, costs and damages (including the reasonable fees and expenses of outside counsel, accountants and other professional advisors), whether involving a dispute solely between the Parties hereto or otherwise, incurred or suffered by such Person and (ii)  any losses or costs incurred by such Person in investigating, defending or settling any claim, action or cause of action described in clause (i), whether or not the underlying claim, action or cause of action is actually asserted or is merely alleged or threatened; provided, however, that exemplary, punitive, special, incidental and consequential damages (including any claim for lost profits or diminution in value) are excluded from this definition of Damages; provided, further, that all exemplary, consequential, punitive and special damages actually paid to a third party shall constitute direct Damages notwithstanding the characterization of such damages vis-à-vis the third party.

2

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Laws” means any Applicable Law that requires or relates to: (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) protecting resources, species or ecological amenities; (e) reducing to acceptable levels the risks inherent in the transportation of any Hazardous Material or other potentially harmful substance; (f) cleaning up a Release of pollutants, preventing the threat of Release or paying the costs of such clean up or prevention; (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; (h) the authority of any Governmental Entity regulating, or creating any liability for, Hazardous Materials, including but not limited to CERCLA, federal Solid Waste Disposal Act, federal Clean Air Act, federal Clean Water Act, federal Toxic Substances Control Act, federal Hazardous Materials Transportation Act, federal Occupational Safety and Health Act, federal Oil Pollution Act, federal Endangered Species Act, federal Emergency Planning and Community Right-to-Know Act, and their state counterparts; and (i) the protection or preservation of public health or the Environment.

“Excluded Taxes” all Liabilities or obligations for (A) Taxes relating to the operation of the Acquired Business or ownership or use of the Assigned Assets prior to the Closing Date; (B) Taxes related to the Excluded Assets; (C) any other Taxes of Assignor, Gaiam or the Brand Companies or any stockholders of Assignor, Gaiam or the Brand Companies for any taxable period, including Taxes of any Person for which the Assignor, Gaiam or the Brand Companies is or has been liable, as a transferee or successor, by contract, or otherwise which such Taxes relate to an event or transaction occurring on or before the Closing Date; (D) the portion of transfer Taxes for which Assignor has agreed to be responsible for hereunder; and (E) any liabilities imposed as a result of a failure to comply with applicable bulk sales laws in connection with the transactions contemplated hereunder.

“GAAP” means United States generally accepted accounting principles in effect as of the Closing Date applied on a consistent basis with the past practice of the Brand Companies.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative or regulatory body, agency, bureau, or commission in any domestic or foreign jurisdiction, and any appropriate division of any of the foregoing.

“Hazardous Material” means: (a) any petroleum products, petroleum by-products or breakdown products, waste oil, crude oil, asbestos, pesticides, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; and (c) any “hazardous substance,” “pollutant,” “contaminant,” “waste,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed, defined (whether expressly or by reference), or regulated in any statute, regulation or other Environmental Law.

3

“Hired Employees” means the employees of the Brand Companies set forth on Schedule 1.1(a) attached hereto who accept an offer of employment from Assignee pursuant to Section 5.2 no later than the Closing Date.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Entity or any arbitrator.

“Liens” means mortgages, security interests, charges, easements, rights, options, claims, restrictions, encumbrances, encroachments, indentures, deeds of trust, title irregularities, licenses or leases to third parties, or other liens or limitations of any kind.

“Permitted Liens” means (a) Liens imposed by Applicable Law related to the sale, transfer, pledge or other disposition of securities, (b) Liens for Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments incurred in the ordinary course of business, (d) Real Estate Liens (as defined in the MIPA), (e) Liens set forth on Section 5.08 of the Disclosure Schedule of the MIPA, and (f) other Liens incurred in ordinary course of business and not incurred in connection with the borrowing of money, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of any Assigned Asset as currently used or operated.

“Person” means any individual, corporation, partnership, limited liability company, professional association, trust or other entity or Governmental Entity.

“Proceedings” means any formal action, arbitration, claim, hearing, inquiry, investigation, litigation or suit (whether civil, criminal, administrative or judicial, whether public or private, at law or in equity) commenced, brought, or conducted by or before any Governmental Entity or arbitrator.

“R&W Policy” means that certain representations and warranties insurance policy issued by the R&W Policy Insurer and purchased by Assignor under the MIPA.

“R&W Policy Insurer” means, collectively, the insurers under the R&W Policy in accordance with their respective quota share percentage.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Representative” means, with respect to any Person, such Person’s officers, directors, managers, executive employees, financial advisors, legal counsel, accountants, consultants, and other representatives and agents.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body, or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person or by another subsidiary of such first Person.

4

“Tax(es)” means all Federal, state, local and foreign taxes, customs, duties or other taxes, fees and assessments, including all interest, penalties and additions with respect thereto.

“Treasury Regulations” means the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

Section 1.2           Construction. In this Agreement, unless the context otherwise requires:

(a)          words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(b)          references to Articles, Sections and Recitals are references to the articles, sections and recitals of and to this Agreement;

(c)          headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(d)          the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement; and

(e)          this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented.

Article II

ASSIGNMENT OF ASSETS AND ASSUMPTION OF LIABILITIES; CLOSING

Section 2.1           Closing. The closing of the Transaction (the “Closing”) shall take place at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York, 10036-2787, immediately after the closing of the transactions contemplated by the MIPA, subject to Section 2.7(d). The date on which the Closing is actually held is referred to herein as the “Closing Date”.

Section 2.2           Assignment of Assets; Excluded Assets.

(a)          On the terms and subject to the conditions of this Agreement, Assignee agrees to accept and assume from the applicable Brand Company, and Assignor agrees to cause the applicable Brand Company to assign, convey, transfer and deliver to Assignee, on the Closing Date, the Assigned Assets and all of the applicable Brand Company’s right, title and interest in and to the Assigned Assets, free and clear of any Liens of any kind whatsoever except Permitted Liens. The “Assigned Assets” shall mean all the right, title and interest of the applicable Brand Company as of the Closing Date in and to the contracts identified and set forth on Schedule 2.2(a).

(b)          Excluded Assets. Notwithstanding anything herein to the contrary, the Assigned Assets shall not include (i) any assets of Assignor or any of the Brand Companies other than the Assigned Assets, (ii) any cash or cash equivalents of Assignor or any of the Brand Companies or (iii) any Intellectual Property (as defined in the MIPA) owned by Assignor or any of the Brand Companies.

5

Section 2.3           Assumption of Liabilities; Excluded Liabilities.

(a)          Assumed Liabilities. On the terms and subject to the conditions of this Agreement, Assignee agrees, effective at the Closing, to assume and to pay, perform and discharge when due, only the following, and no other: (i) any and all liabilities and obligations (whether known or unknown, fixed, absolute, matured, unmatured, accrued or contingent) arising from or related to the Assigned Assets in respect of the periods on or after the Closing Date; and (ii) the obligations and liabilities relating to the Hired Employees as provided in Section 5.2 (collectively, the “Assumed Liabilities”).

(b)          Excluded Liabilities. Notwithstanding anything contained herein to the contrary, Assignee shall not assume, or cause to be assumed, or be deemed to have assumed or caused to have assumed or be liable or responsible for any liabilities or obligations (whether known or unknown, fixed, absolute, matured, unmatured, accrued or contingent, now existing or arising after the date hereof), other than the Assumed Liabilities (such liabilities and obligations not assumed, the “Excluded Liabilities”). For the avoidance of doubt, Excluded Liabilities (x) shall include but not be limited to (i) any claims by Hired Employees arising from their employment with any Brand Company prior to the Closing Date, (ii) any liabilities and obligations of any Brand Company that do not arise from and are not related to any Assigned Asset, (iii) Excluded Taxes, (iv) any liabilities and obligations of any Brand Company to the extent based upon a theory of successor liability, including any successor liability claims with respect to employees of the Brand Companies (provided, that this clause (iv) shall not apply in any respect to Assignee’s assumption of the Assumed Liabilities), (v) any liabilities and obligations under any agreement, contract or license relating to any event occurring prior to Closing and (vi) any claims by, liabilities or obligations to any employee or former employee of any of the Brand Companies, other than Hired Employees, under the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, or under any state or local plant closing or mass layoff law, (y) but, notwithstanding the foregoing clause (x), shall exclude any liabilities and obligations assumed by Assignee pursuant to the Gaiam-FFL APA.

Section 2.4           Transfer of Assigned Assets and Assumed Liabilities. The Assigned Assets shall be assigned, conveyed, transferred and delivered to Assignee, free and clear of all Liens except for Permitted Liens, and the Assumed Liabilities shall be assumed by Assignee, pursuant to transfer and assumption contracts, bills of sale in registrable form, endorsements, assurances, conveyances, releases, discharges, assignments, certificates, drafts, checks or other instruments in such form as is necessary to effect a sale, conveyance, transfer and assignment of the Assigned Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made, as Assignee and Assignor shall reasonably agree, or as required by Applicable Law in order to consummate the Transaction and to vest in Assignee good and marketable title to the Assigned Assets free and clear of any Liens except Permitted Liens, which documents and instruments shall be executed (upon the terms and subject to the conditions hereof) on the Closing Date by Assignor and Assignee.

6

Section 2.5           Required Consents. Notwithstanding anything contained herein to the contrary, to the extent that the assignment, conveyance, transfer or delivery or attempted assignment, conveyance, transfer or delivery to Assignee of any contract identified on Schedule 2.2(a) (collectively, the “Assumed Contracts”) is prohibited by any Applicable Law or would require any third party or Governmental Entity’s authorization, approval, consent or waiver, and such authorization, approval, consent or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute an assignment, conveyance, transfer or delivery, or an attempted assignment, conveyance, transfer or delivery thereof. For a period of three (3) months following the Closing, the Parties shall use commercially reasonable efforts to cooperate with each other with a view to obtaining all such authorizations, approvals, consents or waivers; provided, that neither Assignor nor any of its Affiliates shall be required to commence any litigation or offer or grant any material accommodation (financial or otherwise) to any third party to obtain any such authorizations, approvals, consents or waivers and shall have no liability to Assignee should any such authorization, approval, consent or waiver for any reason fail to be obtained. In the event the Parties obtain any requisite authorization, approval, consent or waiver with respect to an Assumed Contract following the Closing, Assignor shall promptly assign, convey, transfer and deliver, or cause to be assigned, conveyed, transferred and delivered, such Assumed Contract to Assignee hereunder. Notwithstanding any provision contained in this Agreement to the contrary, Assignor shall have no responsibility or liability of any kind to Assignee resulting from any failure to obtain any required authorization, approval, consent or waiver under any Assumed Contract.

Section 2.6           Purchase Price. In consideration for the assignment, conveyance, transfer and delivery of the Assigned Assets, Assignee shall assume the Assumed Liabilities.

Section 2.7           Conditions to Closing.

(a)          The obligations of each Party to consummate the transactions that are to be consummated at the Closing pursuant to the terms of this Agreement shall be subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by the Parties in whole or in part):

(i)          The transactions contemplated under the MIPA shall have been consummated, subject to Assignee’s delivery of the documents set forth in Section 2.8(c)(ii) – (iv).

(b)          The obligations of Assignee to consummate the transactions that are to be consummated at the Closing pursuant to the terms of this Agreement shall be subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Assignee in whole or in part):

(i)          Assignor shall have delivered to Assignee a binder in respect of the R&W Policy.

(ii)         Each of (i) the representations and warranties of Assignor set forth in Section 3.1 (Due Organization; Good Standing), Section 3.2(a) (Authorization), and Section 3.5 (Non Foreign Person) (the “Assignor Fundamental Representations”) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such Assignor Fundamental Representations are made as of another date, which Assignor Fundamental Representations shall be true and correct in all respects as of such date) and (ii) the other representations and warranties of Assignor set forth in Article III shall be true and correct (without giving effect to any “material,” “materially,” “materiality,” “material adverse effect,” “material adverse change” or similar qualifiers contained in any of such representations and warranties) in all respects, except where the failure to be so true and correct, individually or in the aggregate, does not and would not reasonably be expected to have a material adverse effect on Assignor’s ability to perform its obligations under this Agreement and to consummate the transactions contemplated hereunder, in each case as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representations and warranties speak as of another date, which representations and warranties shall be true and correct in all respects as of such other date).

7

(iii)        Assignor shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Assignor at or prior to the Closing Date.

(c)          The obligations of Assignor to consummate the transactions that are to be consummated at the Closing pursuant to the terms of this Agreement shall be subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Assignor in whole or in part):

(i)          Each of (i) the representations and warranties of Assignee set forth in Section 4.1 (Due Organization; Good Standing) and Section 4.2(a) (Authorization) (the “Assignee Fundamental Representations”) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such Assignee Fundamental Representations are made as of another date, which Assignee Fundamental Representations shall be true and correct in all respects as of such date) and (ii) the other representations and warranties of Assignee set forth in Article IV shall be true and correct (without giving effect to any “material,” “materially,” “materiality,” “material adverse effect,” “material adverse change” or similar qualifiers contained in any of such representations and warranties) in all respects, except where the failure to be so true and correct, individually or in the aggregate, does not and would not reasonably be expected to have a material adverse effect on Assignee’s ability to perform its obligations under this Agreement and to consummate the transactions contemplated hereunder, in each case as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representations and warranties speak as of another date, which representations and warranties shall be true and correct in all respects as of such other date).

(ii)         Assignee shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Assignee at or prior to the Closing Date.

(d)          Assignor agrees that (i) Assignor shall reasonably and in good faith assess whether a Company Material Adverse Effect (as defined in the MIPA) has occurred prior to consummating the transactions contemplated by the MIPA, (ii) Assignor shall in good faith (A) consider whether an objective and reasonable third party would conclude that a Company Material Adverse Effect had occurred based on the facts and circumstances at the relevant time, (B) base such assessment on the Brand Companies as a whole and not solely on the intellectual property assets of the Brand Companies, and (C) in good faith consider any factors raised by Assignee affecting the Assigned Assets and the Acquired Assets (as defined in the Gaiam-FFL APA), and (iii) if Assignor reasonably and in good faith concludes that a Company Material Adverse Effect has occurred and is ongoing such that the condition set forth in Section 8.02(c) of the MIPA is not satisfied, then Assignor shall not waive the condition set forth in Section 8.02(c) of the MIPA without the prior written consent of Assignee, such consent not to be unreasonably withheld, conditioned or delayed.

Section 2.8           Current Deliverables; Closing Deliverables.

(a)          Concurrently herewith, Assignor shall deliver to Assignee a fully executed copy of the MIPA with all exhibits and Schedules.

(b)          At the Closing, Assignor shall deliver to Assignee:

8

(i)          a counterpart to the License Agreement, duly executed by an authorized officer of Assignor; and

(ii)         any amendment to the MIPA executed between the date hereof and the Closing Date.

(c)          At the Closing, Assignee shall deliver to Assignor:

(i)          a counterpart to the License Agreement, duly executed by an authorized officer of Assignee.

Section 2.9           Allocation of Purchase Price. The Parties agree to allocate the Purchase Price to be paid in respect of the Assigned Assets in accordance with Section 1060 of the Code. The Parties agree that Assignee shall prepare and provide to Assignor a draft allocation of the Purchase Price among the Assigned Assets within ninety (90) days after the Closing Date. Assignor shall notify Assignee within thirty (30) days of receipt of such draft allocation of any objection Assignor may have thereto. Unless Assignor delivers a notice of objection with respect to the allocation of the Purchase Price by the conclusion of such thirty (30) day period, the draft allocation provided by Assignee to Assignor pursuant to the second sentence of this Section 2.9 shall become final and binding upon the Parties. The Parties agree to resolve any disagreement with respect to such allocation in good faith. If a resolution of such disagreement has not been effected within fifteen (15) days (or longer, as mutually agreed by the Parties) after delivery of an objection by Assignor, then either Party may submit such disagreement to an arbitrator (chosen by mutual consent of the Parties) for determination. The determination of the arbitrator with respect to any such disagreement shall be completed within thirty (30) days after the submission to the arbitrator. The decision of the arbitrator shall be final and binding upon each Party, and the decision of the arbitrator shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. If Assignor and Assignee submit any dispute to the arbitrator for resolution pursuant to this Section 2.9, Assignor and Assignee shall each pay their own costs and expenses incurred under this Section 2.9. Each of Assignee and Assignor shall bear fifty percent (50%) of the costs and expenses of the arbitrator incurred pursuant to this Section 2.9. In addition, the Parties hereby agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code in a manner that is consistent with the allocation determined pursuant to this Section 2.9 in connection with the preparation of IRS Form 8594 and any other forms, reports, or information statements required to be filed pursuant to Section 1060 of the Code and the applicable Treasury Regulations, and any similar or corresponding provision of state or local tax law. Neither Party shall file any Return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section 2.9, except as may be adjusted by subsequent agreement following an audit by the IRS or by a Judgment; provided, that neither Party (nor their respective Affiliates) shall be obligated to litigate any challenge to such allocation of the Purchase Price by any Governmental Entity. The allocation of the Purchase Price shall be revised to take into account subsequent adjustments to the Purchase Price in the manner provided by Section 1060 of the Code and the Treasury Regulations thereunder and consistent with the preparation of the Purchase Price allocation hereunder, and the Parties shall cooperate with each other in good faith to promptly amend the Purchase Price allocation. The Parties shall promptly inform one another of any challenge by any Governmental Entity to any allocation made pursuant to this Section 2.9 and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

9

Article III

REPRESENTATIONS AND WARRANTIES OF ASSIGNOR

Concurrently with the execution of this Agreement, Assignor, on behalf of itself and the Brand Companies that are transferring the Assigned Assets, hereby represents and warrants to Assignee as follows as of the Closing Date.

Section 3.1           Due Organization; Good Standing. Assignor is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 3.2           Authorization; Non Contravention.

(a)          Assignor has the requisite power and authority and has taken all limited liability company action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by Assignor as contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Assignor of this Agreement and all other instruments and agreements to be delivered by Assignor as contemplated hereby, the consummation by Assignor of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been, and in the case of documents required to be delivered at Closing will be, duly authorized and approved. This Agreement and all other instruments and agreements to be executed and delivered by Assignor as contemplated hereby and thereby will be, duly executed and delivered by Assignor. This Agreement constitutes a valid and binding obligation of Assignor enforceable against Assignor in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

(b)          The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Assignor as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any of the provisions of the certificate of formation or limited liability company agreement of Assignor, (ii) create any Lien upon any of the properties or assets of Assignor, (iii) with or without notice, lapse of time (or both), conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any contract or other instrument to which Assignor is a party or by which any of its properties or assets are bound, or (iv) contravene any Law or any Judgment applicable to Assignor or by which any of its properties or assets are bound.

Section 3.3           Consents and Approvals. Except as set forth on Schedule 3.3, no consent of or filing with any Governmental Entity or any other Person must be obtained or made in connection with the execution and delivery of this Agreement by Assignor or the consummation by Assignor of the transactions contemplated by this Agreement.

Section 3.4           Benefit Plans. The representations and warranties contained in this Section 3.4 are made by Assignor as to Gaiam and the Brand Companies as of the date hereof, but, except as provided in Section 3.4(d), only to the extent that such representations and warranties relate to the Assigned Assets or the Acquired Business:

10

(a)          Section 5.15(a) of the Disclosure Schedule to the MIPA sets forth an accurate and complete list of each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other compensation, bonus, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, employment, change-in-control, welfare, collective bargaining, severance, disability, death benefit, hospitalization and medical plan, program, policy and arrangement maintained or contributed to (or required to be contributed to) for the benefit of any and all current and/or former employees, officers and directors (and/or their beneficiaries or dependents) of one or more of the Brand Companies, who primarily performed service for or at the behest of Gaiam, any Brand Company or their respective Affiliates or with respect to which any Gaiam or any Brand Company would reasonably be expected to have direct, indirect, joint and several or contingent liability (the “Company Benefit Plans”);

(b)          Each Company Benefit Plan intended to qualify under Code Section 401(a) is the subject of a favorable determination, advisory or opinion letter issued by the Internal Revenue Service as to its qualified status under the Code, which determination, advisory or opinion letter may still be relied upon as to the qualified status of the Company Benefit Plan, and no circumstances have occurred since the date of such favorable determination or opinion letter that would result in the loss of the tax-qualified status of any such Company Benefit Plan;

(c)          None of the Company Benefit Plans that are “welfare benefit plans” as defined in ERISA Section 3(1) provide for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except to the extent required by Applicable Law;

(d)          No employee pension benefit plan (as defined under Section 3(2) of ERISA) sponsored, maintained or contributed to at any time by Gaiam, any Brand Company or any of their Affiliates: (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation; (ii) is or was a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA; or (iii) is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA;

(e)          Assignor has made available to Assignee, with respect to each Company Benefit Plan: (i) a copy of the Company Benefit Plan and all amendments (including any amendment that is scheduled to take effect in the future) and, in the case of any Company Benefit Plan not set forth in writing, a written description thereof; (ii) a copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to the Company Benefit Plan; (iii) a copy of any summary plan description for the Company Benefit Plan; (iv) a copy of any Form 5500 for the last three Company Benefit Plan years; and (v) a copy of any determination, advisory, or opinion letter related to the Company Benefit Plan and any notice or other document that has been issued by, or that has been received by the sponsor of such Company Benefit Plan from any Governmental Entity with respect to the Company Benefit Plan;

(f)          Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and in compliance with Applicable Law, including the Code and ERISA;

(g)          Each contribution or other payment that is required to have been accrued or made to, under, or with respect to any Company Benefit Plan has been duly accrued or made on a timely basis;

(h)          No prohibited transaction within the meaning of Code Section 4975 or ERISA Section 406 or 407, and not otherwise exempt under ERISA Section 408, or other violation of Applicable Law has occurred with respect to a Company Benefit Plan that would reasonably be expected to subject Assignee to any liability;

11

(i)          There are no Proceedings pending nor threatened with respect to any Company Benefit Plan or the assets of any Company Benefit Plan or any related trust (other than routine claims for benefits);

(j)          Other than in the ordinary course of business, there has been no amendment to, announcement by Gaiam, Assignor or any of their Affiliates relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any current and/or former employee, officer or director (and/or their beneficiaries or dependents) of any one or more of the Brand Companies. Other than in the ordinary course of business, neither Gaiam nor Assignor have any commitment or obligation and have not made any representations to any current and/or former employee, officer or director (and/or their beneficiaries or dependents) of any one or more of the Brand Companies, whether or not legally binding, to adopt, amend or modify any Company Benefit Plan; and

(k)          Neither the execution and delivery of this Agreement or of the MIPA, nor the consummation of the transactions contemplated thereunder could (i) entitle any current and/or former employee, officer or director of any one or more of the Brand Companies to material severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such person, (iii) directly or indirectly cause Gaiam or Assignor to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (iv) otherwise give rise to any liability under any Company Benefit Plan, or (v) or require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(e) of the Code due to the imposition of the excise tax under Section 4999 of the Code on any payment by Gaiam or a Brand Company to such disqualified individual or due to the failure of any payment to such disqualified individual to be deductible under Section 280G of the Code. There is no Agreement to which Assignor, Gaiam or any of the Brand Companies (or any of their Affiliates) is a party that could, individually or collectively, result (or has resulted) in the payment of any amount that would not be deductible by reason of Section 280G of the Code.

Any other representation or warranty contained in this Agreement notwithstanding, the representations and warranties contained in this Section 3.4 constitute the sole representations and warranties of Assignor relating to employee benefit plan matters.

Section 3.5           Non Foreign Person. Assignor is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.6           Environmental Matters.

(a)          The Brand Companies are, and since January 1, 2010, have been in material compliance with, and operate, and have operated, the Brand Business in material compliance with, all Environmental Laws applicable to the operations of the Brand Business at the facilities to be leased pursuant to the terms of the Amended Lease Agreement.

(b)          Since January 1, 2010, no Hazardous Materials have been produced, sold, used, stored, transported, arranged for transport, handled, released, discharged, or disposed of by any of the Brand Companies or any other Person or any of their respective Representatives at or from any of the facilities to be leased under the Amended Leased Agreement in a manner that violated or would reasonably be expected to give rise to a material liability under any applicable Environmental Law.

12

Section 3.7           Customers and Suppliers. Except as disclosed in the disclosure schedules in the MIPA, since December 31, 2015 no customers or suppliers that are required to be identified in Section 5.11(a)(i) of the Disclosure Schedule of the MIPA and Section 5.11(a)(ii) of the Disclosure Schedule of the MIPA, have given Assignor or the Brand Companies notice of their intention to alter their respective relationship with any of the Brand Companies in a manner that would materially adversely affect the operation of the Brand Business as it relates to the Assigned Assets.

Section 3.8           Intellectual Property. The Brand Companies own or have the right to use, free and clear of all Liens (other than (i) Permitted Liens and (ii) non-exclusive licenses granted in the ordinary course of business consistent with past practice), all Material Registered Company Intellectual Property (as defined in the MIPA) licensed to Assignee pursuant to the License Agreement, but solely with respect to products that are to be sold in the United States and/or Canada.

Section 3.9           Certain Contracts. Except as set forth in Section 5.10(j) of the Disclosure Schedule to the MIPA, none of the contracts and agreements constituting Assigned Assets contains both (i) the right to use or exploit (A) the services, name and/or likeness of any individual (including, without limitation, audio and/or audiovisual recordings embodying the performances of any yoga and/or fitness talent) or (B) Intellectual Property owned by a Person other than Seller or the Brand Companies and (ii) an obligation to pay advances, minimum guarantees or any other payment which is not contingent on sales, but in each case, excluding royalty payment obligations, which are contingent on sales.

Section 3.10         Acknowledgement by Assignor. Assignor has no knowledge of any facts, events, and/or circumstances that could make any of the representations and warranties of Assignee contained in Article IV untrue or misleading in any respect. For all purposes of this Agreement, the “knowledge” of Assignor and other phrases of like substance applicable to Assignor shall mean the actual knowledge of Yehuda Shmidman, Chad Wagenheim, and Andy Tarshis.

Section 3.11         Brokers. Assignor has not retained any Person to act as a broker or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee from Assignee in connection with the Transaction.

Section 3.12         No Other Representations. The representations and warranties made by Assignor pursuant to this Article III are the exclusive representations and warranties made by Assignor. Assignor hereby disclaims any other express or implied representation or warranty with respect to itself or any other Person. Except as expressly set forth herein, the condition of the assets of the Brand Companies shall be “as is” and “where is” and Assignor makes no warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the tangible assets that are included in the Assigned Assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Assignor and the Brand Companies are not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Brand Companies, Assignor or Assignee. It is understood that any due diligence materials made available to Assignee or its Affiliates and their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain any representations or warranties of any kind of the Brand Companies, Assignor or any of their respective Affiliates or Representatives.

13

Article IV

REPRESENTATIONS AND WARRANTIES OF ASSIGNEE

Concurrently with the execution of this Agreement, Assignee hereby represents and warrants to Assignor as follows:

Section 4.1           Due Organization; Good Standing. Assignee is a limited liability company duly organized, validly existing and is in good standing under the Applicable Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2           Authorization; Non Contravention.

(a)          Assignee has the requisite power and authority and has taken all action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by Assignee as contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Assignee of this Agreement and all other instruments and agreements to be delivered by Assignee as contemplated hereby, the consummation by Assignee of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been, and in the case of documents required to be delivered at Closing will be, duly authorized and approved. This Agreement and all other instruments and agreements to be executed and delivered by Assignee as contemplated hereby will be, duly executed and delivered by Assignee. This Agreement constitutes a valid and binding obligation of Assignee enforceable against Assignee in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

(b)          The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Assignee as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any of the provisions of the certificate of formation and governance documents of Assignee or (ii) contravene any Law or any Judgment applicable to Assignee.

Section 4.3           Consents and Approvals. No consent of or filing with any Governmental Entity or any other Person, must be obtained or made in connection with the execution and delivery of this Agreement by Assignee or the consummation by Assignee of the Transaction.

Section 4.4           No Other Representations. The representations and warranties made by Assignee pursuant to this Article IV are the exclusive representations and warranties made by Assignee. Assignee hereby disclaims any other express or implied representation or warranty with respect to itself or any other Person.

14

Section 4.5           Financing. As of the Closing Date, Assignee will have sufficient funds to consummate the transactions contemplated hereby and the Gaiam-FFL APA, to perform its obligations hereunder and thereunder (including all payments to be made by Assignee in connection herewith and therewith) and to pay all expenses of Assignee related to this Agreement and the Gaiam-FFL APA and the transactions contemplated hereby and thereby. Concurrently with the execution of this Agreement, Assignee has delivered to Assignor a true and complete copy of an executed debt commitment letter (the “Debt Commitment Letter”), and each fee letter and engagement letter associated therewith, dated as of the date hereof, from Israel Discount Bank (the “Lender”) providing the terms and conditions upon which the Lender has committed to provide $35,000,000 (the “Debt Financing Proceeds”) of senior debt financing (the “Debt Financing”). The Debt Commitment Letter in the form so delivered is, as to Assignee and the other parties thereto, valid and in full force and effect, such commitment has not been withdrawn, terminated or otherwise amended or modified in any respect, and no event or circumstance has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Assignee under any term or condition of the Debt Commitment Letter. The Debt Commitment Letter (together with the fee letter referred to therein) constitutes the entire and complete agreement between the parties thereto with respect to the financing contemplated thereby, and, except as set forth, described or provided for in the Debt Commitment Letter, (i) there are no conditions precedent to the obligation of the Lender to provide the Debt Financing other than as set forth in the Debt Commitment Letter and (ii) there are no contractual contingencies or other provisions under any agreement (including any side letters) relating to the transactions contemplated by this Agreement or the Gaiam-FFL APA to which Assignee or any of its Affiliates is a party that would permit the Lender to reduce the total amount of the Debt Financing or impose any additional conditions precedent to the availability of the Debt Financing. Assignee has fully paid any and all commitment fees, if any, or other fees required by the Debt Commitment Letter to be paid as of the date hereof. As of the date hereof, Assignee has no reason to believe that any of the conditions to the Debt Financing will not be satisfied on a timely basis or that the funding contemplated in the Debt Financing will not be made available to Assignee on a timely basis in order to consummate the transactions contemplated by this Agreement and the Gaiam-FFL APA. The Debt Financing is sufficient to pay the Purchase Price (as defined in the Gaiam-FFL APA), all other amounts to be paid or repaid by Assignee under this Agreement and the Gaiam-FFL APA (whether payable on or after the closing of the transactions contemplated hereby or thereby), and all of Assignee’s and its Affiliates’ fees and expenses associated with the transactions contemplated in this Agreement and the Gaiam-FFL APA in accordance with the terms hereof and thereof. The obligations of Assignee under this Agreement are not contingent on the availability of financing.

Section 4.6           Acknowledgement by Assignee. Assignee has no knowledge of any facts, events, and/or circumstances that could make any of the representations and warranties of Assignor contained in Article III untrue or misleading in any respect. For all purposes of this Agreement, the “knowledge” of Assignee and other phrases of like substance applicable to Assignee shall mean the actual knowledge of Joey Shamah, Lee Anchin and Joseph Maleh.

Section 4.7           Brokers. Assignee has not retained any Person to act as a broker or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee from Assignor or any Brand Company in connection with the Transaction.

Article V

COVENANTS

Section 5.1           Public Announcements. Assignor and Assignee shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other Party to this Agreement, unless required by applicable Law.

15

Section 5.2           Hired Employees.

(a)          No later than four (4) Business Days following the date hereof (and, in any event, no later than the date on which Gaiam provides written notice of the transaction to each individual listed on Schedule 1.1(a) attached hereto in accordance with Section 7.08 of the MIPA), Assignee shall make offers of employment to each individual listed on Schedule 1.1(a) attached hereto (with such employment commencing immediately following the Closing Date such that there will be no gap in employment and contingent on each such individual first resigning from Gaiam or the applicable Brand Company effective as of the Closing Date), such offers to be consistent with the requirements of this Section 5.2 and Section 5.3.

(b)          Assignee shall be solely liable for all benefits payments and other liabilities and obligations arising from or relating to the termination of employment of any Hired Employee by Assignee following the Closing Date. Assignee hereby agrees to provide to any Hired Employee who is terminated (without cause) by Assignee during the twelve (12) months following the Closing Date, severance in accordance with the severance policy maintained by the Brand Companies as of the date the MIPA is signed, which requires, in order for severance to payable, (i) the execution of a valid release and waiver of claims by employees in favor or their employer and (ii) that an employee has not been offered substantially similar employment (same salary and location) in connection with the sale of the business in which they work (regardless of whether the applicable employee actually accepts such employment). For the avoidance of doubt, neither Assignor nor the Brand Companies shall have any liability with respect to severance, benefits, or any other amounts payable to any Hired Employee arising from or relating to the employment or termination of employment of any Hired Employee by Assignee following the Closing Date.

(c)          For a period of at least twelve (12) months following the Closing, Assignee shall use commercially reasonable efforts to provide to all Hired Employees (i) no less than the same wage rate or cash salary level in effect for such Hired Employee immediately prior to the Closing and (ii) employee benefit plans, cash incentive compensation opportunities, and fringe benefits that, when taken as a whole, are substantially the same or similar in value, as those in effect immediately prior to the Closing (other than with respect to the value of any matching contribution under Gaiam’s 401(k) Plan or the value of any additional vacation, sick time or personal time off entitlement such employees may have had prior to the Closing Date).

(d)          Following the Closing, Assignee shall use commercially reasonable efforts, in respect of any plan providing health benefits in which Hired Employees, as applicable, will participate after the Closing Date, to (A) waive any preexisting condition limitations otherwise applicable to such Hired Employees and their eligible dependents, as applicable, and (B) subject to Gaiam providing Assignor with the applicable information with respect to each Hired Employee in a form that Assignee determines is administratively feasible to take into account under its plans or the plans of its Affiliates or licensees, provide credit to each Hired Employee, as applicable, for any co-payments, deductibles and out-of-pocket expenses paid by the Hired Employee during the portion of the relevant plan year including the Closing Date. For eligibility and vesting purposes under any tax-qualified retirement plan sponsored or maintained by Assignee, Assignee shall provide Hired Employees with past service credit for such Hired Employees’ service to Gaiam, HoldCo or any of their respective Affiliates, as applicable; provided that (A) such service would have been credited under a comparable Company Benefit Plan, (B) such service need not be credited to the extent it would result in a duplication of benefits, (C) such service credit shall not be given with respect to benefit accruals under any defined benefit plan or retiree medical savings account plan, (D) such service credit shall not be given with respect to any newly established plan for which prior service is not taken into account for employees of Assignee, and (E) such service credit would not violate the qualified status of any tax-qualified retirement plan nor violate any provision of any Applicable Law.

16

(e)          Nothing in this Agreement, whether express or implied, shall: (i) confer upon any Hired Employee any rights or remedies, including any right to employment or continued employment for any period or terms of employment, (ii) be interpreted to prevent or restrict Assignee from modifying or terminating the employment or terms of employment of any Hired Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing, subject to the provisions of this Section 5.2; (iii) be treated as a termination, amendment or other modification of any employee benefit plan or arrangement, (iv) require Assignee to pay or provide any compensation or benefit to any Hired Employee to the extent that paying such compensation or providing such benefit would result in a duplication of the compensation or benefits to which such Hired Employee is otherwise entitled, or (v) require Assignee to provide any benefit that would violate any provision of any Applicable Law.

(f)          If at any time during the thirty (30) days following the Closing, Assignee or any of its affiliates hires any Brand Employee (as defined in the MIPA) (other than any Hired Employees whose employment or consulting arrangements with Assignee commenced on or immediately after the Closing Date) whose employment was terminated during the period beginning three (3) Business Days prior to the Closing Date and ending on the date that is thirty (30) days following the Closing, then Assignee shall promptly (i) inform Assignor of such hiring and (ii) pay to Assignor an amount in cash equal to any severance, change of control or other similar payments paid to such Brand Employee by Assignor or any Brand Company in connection with such termination of employment. Notwithstanding anything to the contrary contained in this Agreement, Assignee shall have the right, without liability under this Section 5.2(f), to hire any of the following persons as consultants: (1) April Duffey; (2) Greg Niederlander; (3) Brittany Schmitz; (4) Bill Siegel; (5) Jonathan Lieberman.

Section 5.3           Benefit Plans.

(a)          The Assignor, Gaiam, the Brand Companies or any one or more of their respective Affiliates, will provide continued health and medical coverage as may be required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any other applicable federal, state or local Law or ordinance to all eligible current and former employees and independent contractors (and the spouses, dependents and beneficiaries of any such current or former employees and independent contractors) of Gaiam, the Assignor, any one or more of the Brand Companies and/or their respective Affiliates with respect to whom a “qualifying event” (as such term is defined under Sections 4980B(f)(3) of the Code or 603 of ERISA) or other triggering event described under the applicable federal, state or local Laws or ordinances occurred on or before the Closing Date.

(b)          Savings/401(k) Plans. The following is hereby agreed with respect to the savings/401(k) plan (if any) listed on Section 5.15(a) of the Disclosure Schedule to the MIPA (“Gaiam's Savings Plan”):

(i)          To the extent permitted by law, as soon as practicable after the Closing Date, Assignee will adopt a cash-or-deferred profit sharing plan (the “New Savings Plan”) under the applicable sections of the Code. If necessary, and as soon as practicable thereafter, but in any event within the remedial amendment period for the applicable plan year of the New Savings Plan, Assignee will cause the New Savings Plan and related funding arrangement to be submitted to the IRS for a determination letter providing that the New Savings Plan and related funding arrangement are qualified under the applicable provisions of the Code and will take all action required by the IRS (including the adoption of plan amendments) as a condition to issuing such favorable determination.

17

(ii)         As soon as practicable following the Closing Date, but subject to all IRS notice requirements, Assignee agrees that each Hired Employee who receives an “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the Gaiam Savings Plan shall be eligible to rollover such distribution (including an in-kind rollover of outstanding notes associated with participant plan loans) to New Savings Plan, in accordance with reasonable policies and procedures adopted by the plan administrators of such plans. Notwithstanding anything to the contrary herein, Assignee shall not assume any liabilities arising under or relating to the Gaiam Savings Plan. Assignee shall (i) to the extent permitted by Applicable Law, provide Hired Employees with a ninety (90) day grace period with regard to participant loan repayments with the goal of avoiding any deemed distributions in respect of participant loans, and (ii) cause the trustee and plan administrator of the New Savings Plan to accept an in-kind rollover of any such participant loans, subject to being reasonably satisfied that such participant loans are properly documented and compliant with Sections 4975(d)(1) and 72(p)(2) of the Code. Gaiam agrees to cause the unvested components of any and all accounts of Hired Employees under the Gaiam Savings Plan to automatically vest on the Closing Date. The Assignor, Gaiam, the Brand Companies and Assignee will cooperate in the filing of all documents required in connection with the transfer of assets described herein.

(c)          On and after the date of this Agreement to the Closing, except as otherwise set forth in Schedule 5.3(c), or as otherwise expressly permitted or expressly required by the terms of this Agreement or as required by Applicable Law, Assignor shall not, in the absence of Assignee's written consent (which consent shall not be unreasonably withheld, conditioned or delayed), permit the creation, establishment, amendment or termination of any Company Benefit Plan maintained by Gaiam with respect to Brand Employees.

(d)          For purposes of this Section 5.3, any reference to Assignee shall also refer to all Affiliates of Assignee.

(e)          Nothing in this Section 5.3 or Section 5.2, whether express or implied, shall confer upon any Person, whether or not a party to this Agreement (including any Hired Employee) any right to employment or recall, any right to continued employment, any right to compensation or benefits, or any other right of any kind or nature whatsoever and nothing herein shall be construed to limit the right of Assignee to terminate any Hired Employee with or without cause.

18

Section 5.4           Financing. Assignee shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange, obtain, and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter on or prior to the Closing Date. Such actions shall include (i) maintaining in full force and effect the Debt Commitment Letter in the form provided to Assignor concurrently with the execution of this Agreement, (ii) satisfying on a timely basis all of the conditions precedent and covenants to the Debt Financing applicable to Assignee that are to be satisfied by Assignee, (iii) negotiating, executing, and delivering definitive documents (“Debt Financing Documents”) that reflect the terms contained in the Debt Commitment Letter (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions contained in the Debt Commitment Letter or any related fee letter), in each case which terms shall not in any respect materially expand on the conditions to the funding of the Debt Financing Proceeds at the Closing or reduce the aggregate amount of the Debt Financing Proceeds available to be funded on the Closing Date, (iv) promptly commencing the syndication activities contemplated by the Debt Commitment Letter, if any, (v) drawing the full amount of the Debt Financing Proceeds, and (vi) fully enforcing its rights under the Debt Commitment Letter and the Debt Financing Documents in order to consummate the Debt Financing at or prior to the Closing. Assignee shall not, and shall not permit any of its Affiliates or representatives to, without the prior written consent of Assignor, take or fail to take any action or enter into any transaction that could reasonably be expected to materially impair, delay or prevent the consummation of the Debt Financing contemplated by the Debt Commitment Letter except as waived by lender. Assignee shall comply with all of its obligations under each of the Debt Financing Documents. Assignee shall not permit or consent to (i) any amendment, supplement or modification to be made to the Debt Commitment Letter if such amendment, supplement or modification would materially (a) change, expand or impose new conditions precedent to the funding of the Debt Financing Proceeds from those set forth therein on the date hereof; (b) change the timing of the funding of the Debt Financing Proceeds thereunder or reasonably be expected to impair, delay or prevent the availability of all or a portion of the Debt Financing Proceeds or the consummation of the transactions contemplated by this Agreement; (c) reduce the aggregate cash amount of the Debt Financing Proceeds (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (except as set forth in any “flex” provisions existing on the date hereof)); or (d) otherwise adversely affect the ability of Assignee to consummate the transactions contemplated by this Agreement or the timing of the Closing; (ii) any waiver of any provision or remedy under the Debt Commitment Letter (other than a condition to funding in favor of the lenders thereunder); or (z) early termination of the Debt Commitment Letter. Notwithstanding the foregoing, in no event shall the failure of Assignee to obtain all or any part of the Debt Financing Proceeds prior to or on the Closing Date shall be permitted to delay or impair the Closing.

Section 5.5           Closing Conditions. Assignor agrees that it shall not waive any condition precedent set forth in Section 8.02 of the MIPA if such waiver would have, or the need for such waiver arose because of or is based upon, a material adverse effect on the Assigned Assets and the Assumed Liabilities, taken as a whole.

Section 5.6           Insurance. Except as set forth below, at all times from the Closing Date through that date which is three (3) years after the termination or expiration of this Agreement, each of Assignee and Assignor will maintain product liability and other insurance for itself in amounts, respectively, which are reasonable and customary for companies of comparable size (a) with respect to Assignor, in the portions of the Brand Business (as defined in the MIPA) that Assignor is retaining, and (b) with respect to Assignee, the Acquired Business; provided, however, that the parties hereto acknowledge and agree that if Assignee (x) adds the Acquired Business to its umbrella insurance policy as in effect on the date hereof and (y) maintains at least the same level of coverage thereunder as in effect on the date hereof, then such umbrella insurance policy shall be deemed to satisfy the requirement set forth in this Section 5.7. Assignee shall provide Assignor and Assignor shall provide Assignee with written proof of such insurance upon request.

Section 5.7           Books and Records. Each Party will preserve all books and records relating to the Assigned Assets and the Excluded Liabilities for the Claim period under Section 7.1 or Section 7.2, as applicable, and if a Claim is made, until the resolution of such Claim. Each Party shall make such books and records available for inspection and copying by the other Party or its agents upon reasonable request and upon reasonable notice.

Section 5.8           Bulk Transfer Laws. The Parties hereby waive compliance with the provisions of any so-called “bulk transfer law” or similar laws of any jurisdiction in connection with the sale of the Assigned Assets to Assignee; provided, however, that such waiver by Assignee does not constitute a waiver of Assignee’s right to indemnification under Article VII hereof.

19

Section 5.9           Rights of Assignee under the MIPA. Other than with respect to the undertakings by Assignor expressly set forth in Section 2.7(d), Section 5.5 and Section 7.6, (i) Assignor shall have no obligation or liability of any kind to take any act or omit to take any act on behalf of Assignee under the MIPA, and (ii) Assignee shall have no right or benefit of any kind under the MIPA. For the avoidance of doubt, the Parties acknowledge and agree that Assignee shall have no obligation or liability under the MIPA; provided, that this provision shall not affect any of Assignee’s obligations or liabilities under this Agreement.

Section 5.10         Severance Obligations. If (a) Assignee terminates the employment of any Hired Employee on or prior to December 31, 2016, and (b) Assignee is required to pay severance to such Hired Employee as a result of such termination, then Assignor shall, as promptly as practicable after Assignee provides Assignor with reasonable evidence of the date of such termination and the payment of such severance, pay to Assignee the amount of such severance; provided, that (i) Assignor shall not be required to pay any portion of such severance which is payable as a result of any violation of the WARN Act (as defined in the MIPA) caused by such termination, (ii) Assignor shall not be required to pay with respect to any such Hired Employee an amount in excess of the amount of severance that would be payable to such Hired Employee under the severance practice maintained by the Brand Companies as of the date hereof and (ii) the maximum aggregate amount Assignor may be required to pay pursuant to this Section 5.11 shall not exceed $200,000. Notwithstanding anything to the contrary contained in this Agreement, if Assignee does not make an offer of employment to any individual set forth on Schedule 1.1(a), or does not hire any individual set forth on Schedule 1.1(a) that accepts Assignee’s offer of employment, then Assignee shall (x) be responsible for any severance payable to such individual as a result of such individual’s termination of employment as of the Closing Date, and (y) pay to Assignor at the Closing an amount equal to such severance as an adjustment to the Purchase Price.

Section 5.11         Gaiam-FFL APA and MIPA. Assignee shall not, without the prior written consent of Assignor (which consent may be withheld in its sole discretion), terminate, amend, modify or supplement the Gaiam-FFL APA in any respect or waive any provision thereof. Assignee shall comply with its obligations under the Gaiam-FFL APA. Assignor shall not, without the prior written consent of Assignee (such consent not to be unreasonably withheld, conditioned or delayed), amend, modify or supplement the MIPA or waive any provision thereof in a manner that would be adverse to Assignee in any material respect.

Section 5.12         Reimbursement of Expenses. At the closing, Assignor shall reimburse Assignee for its reasonable and documented legal costs and expenses in connection with the negotiation, execution and delivery of this Agreement and the Gaiam-FFL APA in an aggregate amount not to exceed $150,000.

Article VI
TERMINATION

Section 6.1           Termination Events. This Agreement may be terminated and the Purchase may be abandoned, at any time prior to the Closing:

(a)          by mutual written consent of Assignor and Assignee; or

(b)          by either Assignor or Assignee, if the MIPA has been validly terminated in accordance with its terms.

Section 6.2           Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1 by Assignee, on the one hand, or Assignor, on the other hand, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect and there shall be no liability hereunder on the part of Assignor or Assignee, except that this Article VI (Termination), and Article VIII (Miscellaneous) shall survive any termination of this Agreement.

20

Article VII

INDEMNIFICATION

Section 7.1           Indemnification by Assignor. Subject to the limitations set forth in this Article VII, from and after the Closing until the Claim Expiration Date, Assignor shall indemnify and hold harmless Assignee from and against any and all Damages that Assignee suffers, incurs or pays, directly or indirectly, resulting from, arising out of or related to:

(a)          any breach by Assignor of a representation contained in Article III;

(b)          any breach by Assignor of a covenant contained in this Agreement; and

(c)          any Excluded Liability.

Section 7.2           Indemnification by Assignee. Subject to the limitations set forth in this Article VII, from and after the Closing until the Claim Expiration Date, Assignee shall indemnify and hold harmless Assignor and each Brand Company (collectively, the “Assignor Parties”) from and against any and all Damages that any Assignor Party suffers, incurs or pays, directly or indirectly, resulting from, arising out of or related to:

(a)          any breach by Assignee of a representation contained in Article IV;

(b)          any breach by Assignee of a covenant contained in this Agreement; and

(c)          any Assumed Liability.

Section 7.3           Survival; Expiration; Indemnification Claims.

(a)          Except as set forth in Section 7.3(b), the representations and warranties of the Parties set forth in this Agreement terminate and expire, and shall cease to be of any force or effect, at 5:00 p.m. (Mountain Time) upon the date that is the fourteen (14) month anniversary following the Closing Date; provided, however, that the Assignors Fundamental Representations and the Assignee Fundamental Representations (the “Fundamental Representations”) shall survive the Closing and remain in full force and effect until the expiration of the applicable statute of limitation (each such expiration date, the “Claim Expiration Date”), and all liability of the Parties with respect to such representations and warranties (including for indemnification for breach of such representations and warranties under this Article VII), shall thereupon be extinguished. The covenants and other agreements of the Parties shall survive the Closing and remain in full force and effect until the expiration of twelve (12) months following the Closing Date, except with respect to those covenants and agreements of the Parties that by their terms contemplate performance in whole or in part after the Closing shall remain in full force and effect until such covenant or agreement has been fully performed. For the avoidance of doubt, there shall be no Claim Expiration Date for any claim by Assignee under Section 7.1(c) or Assignor under Section 7.2(c).

21

(b)          Notwithstanding anything in this Section 7.3 to the contrary, if, prior to the relevant Claim Expiration Date, Assignee or any Assignor Party, as applicable, has duly delivered in good faith a Claim Notice to Assignor or Assignee, as applicable, then the specific indemnification claim set forth in such Claim Notice (to the extent of the matter specified in the Claim Notice) shall survive the Claim Expiration Date and shall not be extinguished thereby until resolution of the matter specified in the Claim Notice in accordance with this Agreement. A “Claim Notice” shall mean a written notice delivered by a Party setting forth (i) the specific representation, warranty, or covenant alleged to have been breached by the other Party; (ii) a reasonably detailed description of the facts and circumstances giving rise to the alleged breach of such representation, warranty or covenant; and (iii) a reasonably detailed description of, and a reasonable estimate of the total amount of, the Damages incurred or expected to be incurred by such Party as a result of such alleged breach. A Claim Notice filed pursuant to Section 7.6 hereof by Assignee shall be deemed a Claim Notice under this Section 7.3.

(c)          In the event Assignee or any Assignor Party shall object to the indemnification of the other Party in respect of any claim or claims specified in any Claim Notice pursuant to this Section 7.3, Assignee or the Assignor Party, as applicable, shall, within twenty (20) days after receipt by such Party of such Claim Notice, deliver to Party seeking indemnification a notice to such effect, specifying in reasonable detail the basis for such objection, and Assignee and Assignor Party shall, within the twenty (20) day period beginning on the date of receipt by Assignee or the Assignor Party, as applicable, of such objection and prior to submitting such dispute in accordance with Section 8.7, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which Assignee or the Assignor Party, as applicable shall have so objected. If Assignee and the Assignor Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, Assignee and the Assignor Party shall promptly prepare and sign a memorandum of agreement setting forth such agreement. Should Assignee and the Assignor Party be unable to agree as to any particular item or items or amount or amounts within such time period, then Assignee or the Assignor Party, as applicable shall be permitted to submit such dispute in accordance with Section 8.7. If Assignee or the Assignor Party, as applicable, does not respond within the twenty (20) day period, Assignee or the Assignor Party, as applicable, shall be deemed to have rejected such claim, in which case, the other Party shall be free to pursue such remedies as available to such Party on the terms and subject to the provisions of this Agreement.

Section 7.4           Defense of Third Party Claims.

(a)          If Assignee or any Assignor Party (the Person seeking indemnification, the “Indemnified Party”) receives notice or otherwise obtains knowledge of any Proceeding commenced or threatened by a third party (each, a “Third Party Claim”) against such Indemnified Party that such Indemnified Party actually knows may give rise to an indemnification claim against Assignee or Assignor (the Person from whom indemnification is sought, the “Indemnifying Party”), then the Indemnified Party shall reasonably promptly after such actual knowledge deliver to the Indemnifying Party a written notice (the “Third Party Claim Notice”) describing the Third Party Claim in reasonable detail. The delivery of such written notice by the Indemnified Party to the Indemnifying Party shall be a condition precedent to any liability on the part of the Indemnifying Party under this Article VII with respect to such Third Party Claim; provided, however, that any failure to timely notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have the right, at its option, to assume the defense of any such Third Party Claim with counsel reasonably acceptable to the Indemnified Party providing notification; provided, that (i) the Indemnifying Party shall be entitled to assume the defense of such Third Party Claim only to the extent the Indemnifying Party acknowledges in writing its indemnity obligation and assumes and holds the Indemnified Party harmless from and against the full amount of any damages resulting therefrom; and (ii) the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if (A) such Third Party Claim is reasonably foreseeable to result in Damages which are more than the remaining Maximum Cap Amount at the time such claim is submitted by the Indemnified Party; (B) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (C) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party; (D) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnified Party and the Indemnifying Party; (E) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party’s reputation or future business prospects; or (F) upon petition by the Indemnified Party the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim.

22

(b)          If the Indemnifying Party is entitled to and elects in writing (which writing shall also contain the acknowledgement referenced in Section 7.4(a) within twenty (20) days of receipt of the Third Party Claim Notice to assume the defense of any such Third Party Claim, then:

(i)          The Indemnifying Party shall permit the Indemnified Party to participate in such defense through counsel chosen by the Indemnified Party and reasonably satisfactory to the Indemnifying Party, and shall not be required to pay or otherwise indemnify the Indemnified Party against any fees or expenses of such counsel incurred on behalf of the Indemnified Party in connection with such Third Party Claim following the Indemnifying Party’s election to assume the defense of such Third Party Claim, provided, that the Indemnifying Party shall pay the fees and expenses of such counsel if (A) the Indemnifying Party subsequently ceases to control the defense of such Third Party Claim; provided further that in such event, the Indemnifying Party shall only be responsible for such fees and expenses from and after the date on which the Indemnifying Party ceases to control the defense of such Third Party Claim, or (B) the named parties to any such action (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to the interests of the Indemnifying Party;

(ii)         subject to the entry into a confidentiality agreement acceptable to the Indemnified Party, the Indemnified Party shall make reasonably available to the Indemnifying Party all nonprivileged books, records, and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of the Indemnified Party’s Representatives and that the Indemnifying Party considers necessary or desirable for the defense of such Third Party Claim;

(iii)        the Indemnified Party shall reasonably cooperate as reasonably requested by the Indemnifying Party in the defense of such Third Party Claim;

(iv)        the Indemnified Party shall not admit any liability with respect to or pay or settle such Third Party Claim so long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith; provided, that notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim if (A) it shall waive any right to indemnity therefor by the Indemnifying Party or (B) the Indemnifying Party shall have consented in writing to such payment or settlement; and

23

(v)         the Indemnifying Party shall have the right to settle, adjust, or compromise such Third Party Claim, on such terms as it may deem appropriate, without the consent or approval of the Indemnified Party or any other Person, unless such settlement, adjustment or compromise (i) does not include a full, unconditional and complete release by all of the Persons asserting such Third Party Claim of the Indemnified Party from all liability with respect to such Third Party Claim, (ii) is not entirely indemnifiable by the Indemnifying Party pursuant to this Article VII, or, and (iii) imposes any injunctive relief or other restrictions of any kind or nature on the Indemnified Party in which case the Indemnifying Party shall not enter into such settlement, adjustment, or compromise of such Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)          If the Indemnifying Party elects not to assume the defense of such Third Party Claim, then (i) the Indemnified Party shall defend such Third Party Claim in a commercially reasonable manner; provided, however, that the Indemnified Party shall not settle, adjust, or compromise such Third Party Claim, or admit any liability with respect to such Third Party Claim, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) the Indemnifying Party shall reasonably cooperate as reasonably requested by the Indemnified Party in the defense of such Third Party Claim and make reasonably available to the Indemnified Party all nonprivileged books, records, and other documents and materials that are under the direct or indirect control of the Indemnifying Party or any of the Indemnifying Party’s Representatives and that the Indemnified Party reasonably considers necessary or desirable for the defense of such Third Party Claim.

(d)          In all events, the R&W Policy Insurer and its agents and advisors shall be permitted to associate effectively with any Party in the defense of any matter which might reasonably involve loss (as defined in the R&W Policy).

(e)          Notwithstanding anything in this Section 7.4 to the contrary, Section 7.4 shall govern for purposes of any Third Party Claim that is a Tax audit, Tax dispute or administrative, judicial or other proceeding.

Section 7.5           Indemnification Limitations.

(a)          Subject to the other provisions set forth in this Agreement, neither Assignee nor any Assignor Party shall be entitled to any indemnification payment under this Agreement pursuant to Section 7.1(a) and Section 7.2(a), as applicable, unless and until the aggregate amount of Damages actually incurred by Assignee or (collectively) such Assignor Parties exceeds $200,000 (the “Deductible”), at which time Assignee or such Assignor Party, as applicable, shall only be entitled to recover the amount of the Damages incurred as a direct result of all such breaches in excess of the Deductible; provided, however, that the foregoing limitations shall not apply to breaches of Fundamental Representations.

(b)          Subject to the other provisions set forth in this Agreement, (i) the aggregate Liability of Assignor to Assignee under Section 7.1(a) (other than in respect of Fundamental Representations) and the aggregate Liability of Assignee to any and all Assignor Parties under Section 7.2(a) shall, in each case, be limited to $2,000,000 (the “Cap Amount”), and (ii) the aggregate Liability of Assignor to Assignee under Section 7.1(a) (only to the extent constituting Fundamental Representations) and Section 7.1(b), and the aggregate Liability of Assignee to any and all Assignor Parties under Section 7.2(b) shall, in each case, be limited to $5,000,000 (the “Maximum Cap Amount”). For the avoidance of doubt, any payments made pursuant to Section 5.5 and/or Section 7.6 shall not be applied against the Maximum Cap Amount.

24

(c)          For the avoidance of doubt, the limitations set forth in Section 7.5(a) and Section 7.5(b) shall not apply to any Damages arising (i) from actual and intentional fraud or (ii) in respect of indemnification obligations under Section 7.1(c) and Section 7.2(c), it being understood that the aggregate Liability of Assignor to Assignee under Section 7.1(c) and the aggregate Liability of Assignee to any and all Assignor Parties under Section 7.2(c), in each case, shall be unlimited.

(d)          Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth in Section 7.5(a) shall not apply to any Damages arising from a breach of Section 3.9 that is indemnifiable pursuant to Section 7.1(a).

(e)          Notwithstanding anything the contrary contained in this Agreement, neither Assignee nor any Assignor Party shall be entitled to recover any Damages or other amounts relating to any matter arising under any one provision of this Agreement to the extent that Assignee or such Assignor Party (or any other Assignor Party), as applicable, has already recovered such Damages or amounts with respect to such matter pursuant to any other provision of this Agreement, nor shall Assignee or Assignor be entitled to recover any Damages or other amounts for any breach under Section 7.1(a) or Section 7.2(a) respectively, if Assignee or Assignor, as applicable, had knowledge of the existence of the facts, events or circumstances giving rise to such breach at the time of the Closing.

(f)          For purposes of this Article VII, “Damages” of a Person shall mean any and all actual out-of-pocket claims, actions, causes of action, judgments, awards, liabilities, losses, costs and damages (including the documented and reasonable fees and expenses of outside counsel, accountants and other professional advisors), actually incurred or suffered by such Person; provided, however, that exemplary, punitive, speculative, treble, remote, indirect, special, incidental and consequential damages (including any claim for lost revenue, income or profits or any claim for diminution in value), loss of business reputation and loss of business opportunity are excluded from this definition of Damages; provided, further, that all exemplary, consequential, punitive and special damages actually paid to a third party shall constitute direct Damages notwithstanding the characterization of such damages vis à vis the third party.

Section 7.6           R&W Claim.

(a)          Upon Assignee first becoming aware of any event or any other fact or circumstance that constitutes or is reasonably likely to constitute a breach of a representation or warranty of Gaiam under the MIPA, which breach is related to an Assigned Asset or an Assumed Liability (or an Acquired Asset or Assumed Liability, in each case, as defined in the Gaiam-FFL APA) and has resulted or is likely to result in Damages for which Assignor would be entitled to indemnification under the MIPA, Assignee shall give prompt written notice to Assignor (a “R&W Claim Notice”) of such event or other fact or circumstance, which notice shall contain (i) a detailed description and, if known, the estimated amount of any Damages incurred or reasonably expected to be incurred by Assignee, together with such supporting documentation reasonably available to Assignee, (ii) a reasonable explanation of the basis for the R&W Claim Notice to the extent of the facts then known by Assignee, and (iii) to the extent that the aggregate estimated amount of any Damages incurred or reasonably to be incurred by Assignee exceeds the then-current retention under the R&W Policy (the “R&W Retention”), a demand for Assignor to make a claim in respect of such Damages under the R&W Policy. In the event that Assignor shall object to any of the claim or claims specified in the R&W Claim Notice, Assignor shall, within thirty (30) days after receipt by Assignor of such R&W Claim Notice, deliver to Assignee a notice to such effect, specifying in reasonable detail the basis of such objection, and Assignor and Assignee shall, within thirty (30) days of the receipt by Assignee of such notice of objection, attempt in good faith to agree upon the claim or claims to which Assignor shall have objected.

25

(b)          If Assignor agrees (i) to the claim or claims made by Assignee in the R&W Claim Notice and (ii) that the aggregate estimated amount of any Damages incurred or reasonably to be incurred by Assignee exceeds the R&W Retention, Assignor shall use commercially reasonable efforts to make a claim under the R&W Policy in respect of the claim or claims specified in the R&W Claim Notice or agreed upon by Assignor and Assignee (a “R&W Claim”); provided, however, that Assignee shall be liable for all fees and expenses incurred by Assignor in connection with the R&W Claim, including, without limitation, all out-of-pocket fees and expenses of counsel employed by Assignor and agrees, as a condition to Assignor making any such R&W Claim, to fund in advance to Assignor all anticipated out-of-pocket costs and expenses reasonably expected to be incurred by Assignor in connection with making such R&W Claim.

(c)          If Assignor makes a R&W Claim pursuant to Section 7.6(b), the Parties shall reasonably cooperate in the making of such R&W Claim, which cooperation shall include the retention and (upon Assignor’s request) the provision by Assignee to Assignor of any books and records and other information reasonably relevant to such R&W Claim, and making officers, directors, employees, and agents of Assignee available to provide information (whether through testimony at depositions, at hearings or trials or otherwise) and such other assistance as may be reasonably requested by Assignor. Assignor shall have the right to settle, adjust or compromise any claim on such terms as it deems appropriate, without the consent or approval of Assignee or any other Person, unless the claim is not entirely indemnifiable or such settlement, adjustment or compromise imposes any injunctive relief or other restrictions of any kind or nature on Assignee, in which case Assignor shall not enter into such settlement, adjustment, or compromise of such claim without Assignor’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed). Assignee may elect to takeover prosecution of the claim at Assignee’s sole cost and expense, in which event Assignee shall not need Assignor’s approval to settle any such claim; provided, however, that Assignee may not elect to takeover prosecution of the claim if (i) such claim is reasonably foreseeable to result in Damages which are more than the remaining Maximum Cap Amount; (ii) such claim relates to or arises in connection with any criminal Proceeding or allegation; (iii) such claim seeks an injunction or equitable relief against Assignor; (iv) Assignor has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interests between Assignee and Assignor; (v) Assignor reasonably believes an adverse determination with respect to the Proceeding giving rise to such claim for indemnification would be detrimental to or injure Assignor’s reputation or future business prospects; or (vi) upon petition by Assignor, the appropriate court rules that Assignee failed or is failing to vigorously prosecute or defend such claim.

(d)          In the event a R&W Claim made by Assignor is successful, Assignor hereby agrees and covenants to pay to Assignee such portion of any recovery under the R&W Policy paid in respect of such R&W Claim, to the extent such recovery is in respect of an Assigned Asset or an Assumed Liability (or an Acquired Asset or Assumed Liability, in each case, as defined in the Gaiam-FFL APA), net of any costs and expenses incurred by Assignor in complying with the provisions of this Section 7.6; provided, that in no event shall the amount paid to Assignee under this Section 7.6(d) exceed the Damages actually incurred by Assignee, net of any amounts otherwise paid to Assignee in respect of such Damages under this Article VII. For the avoidance of doubt, Assignee shall have the right to seek indemnification with respect to any indemnifiable matter directly from Assignor regardless of whether it seeks recovery therefor under this Section 7.6; provided, that in no event shall Assignee be entitled to receive duplicative payments under this Article VII with respect to any indemnifiable matter.

(e)          Assignee hereby acknowledges and agrees that (i) Assignor makes no representation or guarantee as to any recovery under any R&W Claim, and (ii) Assignor shall not be liable for any Damages incurred by Assignee in the event Assignor fails to obtain a recovery under the R&W Policy in respect of any R&W Claim.

26

Section 7.7           Exclusive Remedy. Except as set forth in Section 7.8, and except in the case of actual and intentional fraud, the right of any Party to assert indemnification claims and receive indemnification payments pursuant to this Article VII shall, from and after the Closing Date, be the sole and exclusive right and remedy exercisable by such Party with respect to any breach by any other Party of any covenant, representation or warranty, or other term or provision under this Agreement.

Section 7.8           Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with its terms and that the Parties hereto will be entitled to specific performance of such terms, in addition to any other remedy at law or in equity, without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond.

Section 7.9           Characterization of Indemnification Payment. Any payment made pursuant to or in connection with this Article VII shall be deemed to be an adjustment to the Purchase Price to the extent permitted by applicable Law.

Section 7.10         No Liability of Representatives. No Party shall have any recourse whatsoever against (a) any Representatives of the other Party, or (b) any of the assets of any of the Persons identified in subsection (a), in connection with any indemnification claim or any other claim of any nature in connection with this Agreement, the Transaction or the Contemplated Transactions (as defined in the MIPA).

Section 7.11         Indemnified Persons. As used in this Article VII:

(a)          whenever indemnification runs in favor of Assignee, the term “Assignee” includes its Affiliates, officers, employees, directors and managers as indemnified Persons; and

(b)          whenever indemnification runs in favor of Assignor, the term “Assignor” includes its Affiliates, officers, employees, directors and managers as indemnified Persons.

Article VIII

MISCELLANEOUS

Section 8.1           Fees and Expenses; Taxes.

(a)          Except as set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

(b)          All transfer, sales and use, registration, stamp and similar Taxes imposed in connection with the transaction that occurs pursuant to this Agreement shall be borne fifty percent (50%) by Assignor and fifty percent (50%) by Assignee.

Section 8.2           Waiver. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

27

Section 8.3           Entire Agreement. This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

Section 8.4           Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain valid and binding and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

Section 8.5           Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto. No other Person not party to this Agreement shall be entitled to the benefits of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Party; provided, however, that Assignee may assign all or a portion of its rights hereunder, without Assignor’s consent, to Assignee’s lenders and its assignees identified in the Debt Commitment Letter or the Debt Financing Documents (whether such assignment takes place prior to, on or after Closing).

Section 8.6           Amendment and Modification. This Agreement may not be amended except by a written instrument executed by all Parties to this Agreement.

Section 8.7           Governing Law; Venue.

(a)          This Agreement, and all claims of causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed solely by the internal laws of the State of New York, without regard to the conflict-of-law principles thereof.

(b)          Each Party acknowledges that any Proceeding or other legal action relating to this Agreement or the enforcement of any provision of this Agreement (including any Proceeding relating to a claim for indemnification in accordance with Article VII or for specific performance in accordance with Section 7.8) may only be brought or otherwise commenced in any state or federal court located in the Borough of Manhattan of the City of New York, New York. Each Party:

(i)          expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the Borough of Manhattan of the City of New York, New York, in connection with any such Proceeding;

(ii)         agrees that each state and federal court located in the Borough of Manhattan of the City of New York, New York, shall be deemed to be a convenient forum; and

(iii)        agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in a state or federal court located in the Borough of Manhattan of the City of New York, New York, any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

28

Section 8.8           Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE CONTEMPLATED TRANSACTIONS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 8.8. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 8.9           Parent Guaranty.

(a)          Parent irrevocably and unconditionally guarantees the prompt, complete and punctual payment of all payment obligations of Assignor under this Agreement which are required to be made after the Closing Date, after Assignor has breached or defaulted on its obligation to timely make such payment (“Guaranteed Obligations”). In furtherance of the foregoing and without limiting the generality thereof, the parties hereto agree that (i) Parent’s guaranty under this Section 8.9 (this “Guaranty”) is a guaranty of payment when due and not collectability; (ii) this Guaranty is a primary obligation of Parent and not merely a contract of surety; and (iii) payment by Parent of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any liability of Parent for any portion of the Guaranteed Obligations which have not been paid or performed.

(b)          Assignee may recover from Assignor the full amount of any Guaranteed Obligation on demand, but only after Assignor has breached or defaulted on such Guaranteed Obligation.

(c)          Parent agrees that its obligations to Assignor under this Guaranty shall be primary, absolute, continuing and unconditional (other than a discharge of Parent with respect to any Guaranteed Obligation as a result of performance of such Guaranteed Obligation in accordance with its terms or as a result of defenses to the performance of such Guaranteed Obligation that would be available to Assignor hereunder), irrespective of and unaffected by any of the following actions or circumstances (regardless of any notice to or consent of Parent): (i) the genuineness, validity, regularity and enforceability of this Agreement or any other document executed in connection herewith; (ii) any extension, renewal, amendment, change, waiver or other modification of this Agreement or any other document executed in connection herewith; (iii) Assignee’s voluntary or involuntary bankruptcy, assignment for the benefit of creditors, reorganization, or similar proceedings affecting Assignor or any of its assets; or (iv) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than as otherwise provided in this Section 8.9(c).

(d)          To the extent the waiver of Parent’s rights of subrogation, reimbursement and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, Parent’s rights of subrogation and reimbursement against Assignee, shall be junior and subordinate to any rights Assignee may have against Assignor.

* * *

29

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

STRETCH & BEND HOLDINGS, LLC

By:	/s/ Yehuda Shmidman
Name: Yehuda Shmidman
Title: Chief Executive Officer

FIT FOR LIFE, LLC

By:	/s/ Joey Shamah
Name: Joey Shamah
Title: Chief Executive Officer

Solely for purposes of Section 8.9,
SEQUENTIAL BRANDS GROUP, INC.

By:	/s/ Yehuda Shmidman
Name: Yehuda Shmidman
Title: Chief Executive Officer